Exhibit 99.1

Orisun Acquisition Corp. Announces Additional Contribution to Trust Account to Extend Period to Consummate Business Combination

NEW YORK, August 3, 2020 /PRNewswire/ -- Orisun Acquisition Corp.(NASDAQ: ORSNU, the “Company”), a special purpose acquisition company, announced today that its sponsor Everstone Investments LLC (“Everstone”) and Ucommune Group Holdings LLC (“Ucommune”), collectively have deposited into the Company’s trust account (the “Trust Account”) an aggregate principal amount of $444,002, (representing approximately $0.10 per share of common stock), in order to extend the period of time the Company has to complete a business combination for an additional three (3) months period, from August 6, 2020 to November 6, 2020. The Company issued two unsecured promissory notes, each in an amount of $222,001, to Everstone and Ucommune respectively with a principal amount equal to the amount deposited. The promissory notes bear no interest and are convertible into the Company’s units (with each unit consisting of one share of common stock, one warrant to purchase one-half of one share of common stock, and one right to receive one-tenth of one share of common stock upon the consummation of the Company’s initial business combination) at a price of $10.00 per unit at the closing of a business combination by the Company. The purpose of the extension is to provide time for the Company to complete a business combination.

About Orisun Acquisition Corp.

Orisun Acquisition Corp. is incorporated in the State of Delaware as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. Orisun's efforts to identify a prospective target business have not been limited to a particular industry or geographic region.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company's initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Wei Chen

Chief Executive Officer

Orisun Acquisition Corp.

631-482-6032